Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts Investors: Calvin Boyd (248) 433-4527 email: calvin.boyd@pulte.com

Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES REPORTS FOURTH QUARTER AND FULL YEAR 2007
FINANCIAL RESULTS
•	Company Ended 2007 With $1.1 Billion of Cash

•	Company Targets Year-End 2008 Cash Position of $2 Billion to $2.2 Billion

•	Pre-Impairment, Pre-tax Income Exceeded the High End of Previous Guidance Range

•	Net New Orders Were 4,562 for the Quarter, Down 29% from the Prior Year Fourth Quarter

•	Closed 8,714 Homes in Fourth Quarter 2007, a Decrease of 31% From Last Year; Average Sales Price Per Home Decreased 6% from the Prior Year Fourth Quarter to Approximately $319,000

•	Backlog at December 31, 2007 of 7,890 Homes, Valued at $2.5 Billion

•	Impairments and Land-Related Charges of $509 Million, and $34 Million in Goodwill Impairment for the Fourth Quarter 2007

•	After-Tax, Non-Cash Deferred Tax Valuation Allowance of $622 Million Recorded During the Fourth Quarter 2007

•	Q4 2007 Loss From Continuing Operations of $3.54 Per Share, Inclusive of Impairments, Land-Related Charges, Impairment of Goodwill and Deferred Tax Valuation Allowance

•	Company Provides First Quarter 2008 Guidance
          Bloomfield Hills, MI, January 30, 2008 — Pulte Homes (NYSE: PHM) announced today financial results for its fourth quarter and year ended December 31, 2007. For the quarter, the Company reported a pre-tax loss from continuing operations of $453.8 million, compared with an $18.1 million pre-tax loss for the prior year fourth quarter. The fourth quarter 2007 pre-tax loss included $543.3 million of charges related to inventory impairments, other land-related charges and impairment of goodwill. These charges were equal to $1.28 per share on an after-tax basis, before consideration of the valuation allowance related to the deferred tax assets discussed below. In the fourth quarter of 2006, these charges totaled $349.9 million, or $0.64 per share on an after-tax basis.
          An after-tax, non-cash valuation allowance of $622 million, or $2.46 per share, was recorded during the fourth quarter of 2007 by the Company related to its deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” This allowance is reflected as a charge to fourth quarter income tax expense and a reduction of the Company’s deferred tax assets as of December 31, 2007. Including this valuation allowance, the Company recorded a loss from continuing operations of $893.3 million, or $3.54 per share, for the fourth quarter 2007, compared with a loss of $8.3 million, or $0.03 per share, for the prior year fourth quarter.
          Consolidated revenues for the quarter were $2.9 billion, a decline of 34% from prior year revenues of $4.4 billion.
          For the full year 2007, Pulte Homes reported consolidated revenues of $9.3 billion, a decrease of 35% from the prior year. The Company had a loss from continuing operations of $9.02 per share, compared with earnings of $2.67 per diluted share in the prior year.
          “The challenging market conditions that plagued the homebuilding industry for the first nine months of 2007 worsened in the fourth quarter,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Levels of new and existing home inventory remain elevated, buyer demand for new homes continues to be weak, and mortgage availability is still a problem for many prospective homebuyers. However, in the midst of this difficult operating environment, we were able to exceed our goal of $1 billion of cash at year-end and exceed our guidance previously provided related to income from operations of break-even to $0.10 per diluted share, exclusive of any impairments or land-related charges. We were also successful in lowering overhead spending and improving our house and land inventory positions. Pulte will continue to focus on generating cash and strengthening the balance sheet as we navigate through this ongoing industry downturn.”
          The Company ended the year with $1.1 billion in cash and no debt outstanding under its $1.86 billion revolving credit facility.
Fourth Quarter Results
          Revenues from homebuilding settlements in the fourth quarter decreased 35% to $2.8 billion, compared with $4.3 billion last year. The change in revenue for the quarter reflects a 31% decrease in closings to 8,714 homes and a 6% decrease in average selling price to $319,000.
          Fourth quarter homebuilding pre-tax loss from continuing operations was $459.2 million, compared with a $34.1 million pre-tax loss for the prior year quarter. The pre-tax loss for the period reflects a decline in gross margins from 11% to less than one percent. Homebuilding SG&A expense decreased $59.3 million, or 19%, compared with the prior year quarter. Homebuilding pre-tax loss for the fourth quarter 2007 is inclusive of approximately $508.9 million of pre-tax charges, or $1.18 per share on an after-tax basis (before consideration of the deferred tax valuation allowance), resulting from adjustments to land inventory and land held for sale, including the Company’s investments in unconsolidated joint ventures, and the write-off of deposits and other related costs associated with land transactions the Company no longer plans to pursue. In the fourth quarter of 2006, these charges totaled $349.9 million, or $0.64 per share on an after-tax basis. The homebuilding pre-tax loss for the fourth quarter of 2007 also includes goodwill impairment of $34.4 million, or $0.10 per share on an after-tax basis (before consideration of the deferred tax valuation allowance). An after-tax valuation allowance of $622 million, or $2.46 per share, was recorded during the quarter associated with the Company’s deferred tax assets.
          Net new home orders for the fourth quarter were 4,562 homes, valued at $1.2 billion, which represent declines of 29% and 41%, respectively, from prior year fourth quarter results. Pulte Homes’ ending backlog as of December 31, 2007 was valued at $2.5 billion (7,890 homes), compared with a value of $3.6 billion (10,255 homes) at the end of last year’s fourth quarter.
          The Company’s financial services operations reported pre-tax income of $10.3 million for the fourth quarter 2007, compared with $29.7 million of pre-tax income for the prior year’s quarter. The decrease in fourth quarter 2007 pre-tax income was primarily due to a 47% decline in mortgage loans originated during the quarter compared with the prior year’s quarter. The mortgage capture rate for the quarter was approximately 91%, compared with 93% for the same quarter last year.
Full Year Results
          For the year 2007, Pulte Homes’ loss from continuing operations was $2.3 billion, or $9.02 per share, compared with prior year income from continuing operations of $689.6 million, or $2.67 per diluted share. Consolidated revenues for the year were $9.3 billion, down from $14.3 billion for the prior year.
          Revenues from homebuilding settlements for the period were $8.9 billion, down 36% from the prior year. Lower revenues for the year resulted from a 4% decrease in average selling price to $322,000, combined with a 34% decrease in the number of homes closed to 27,540.
          Homebuilding pre-tax loss for 2007 was $2.5 billion, compared with pre-tax income of approximately $1 billion for the prior year. The pre-tax loss reflects a decline in gross margins to -5% from 17.4% in the prior year. Homebuilding SG&A expense declined $75.2 million, or 7%, for the current year compared with the prior year. Homebuilding pre-tax loss for 2007 is inclusive of approximately $2.2 billion of pre-tax charges, or $5.48 per share on an after-tax basis (before consideration of the deferred tax valuation allowance), resulting from adjustments to land inventory and land held for sale, including the Company’s investments in unconsolidated joint ventures, and the write-off of deposits and other related costs associated with land transactions the Company no longer plans to pursue. For 2006, these charges totaled $505 million, or $1.24 per share on an after-tax basis. Homebuilding pre-tax loss for 2007 also includes goodwill impairment of $370 million, or $1.33 per share on an after-tax basis (before consideration of the deferred tax valuation allowance), and a pre-tax restructuring charge of approximately $45.7 million, or $0.11 per share on an after-tax basis (before consideration of the deferred tax valuation allowance), related to the restructuring plan announced by the Company during its second quarter. An after-tax valuation allowance of $622 million, or $2.47 per share, was recorded in 2007 associated with the Company’s deferred tax assets.

          Pulte’s financial services operations reported pre-tax income of $43 million for 2007, compared with $115.5 million in the prior year. The prior year results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company. In addition, lower loan originations for the year, down 42% to 23,404 mortgages, also contributed to the decline.
First Quarter 2008 Guidance
          “Given the ongoing weakness in the homebuilding industry, for the first quarter of 2008 we are projecting a net loss from continuing operations in the range from $0.15 to $0.30 per share, exclusive of a tax benefit and any additional impairments or land-related charges,” said Dugas. “This projection reflects the ongoing tough operating environment for homebuilding. However, with our focus on inventory and cash management, we are targeting to end 2008 with a cash position of $2 billion to $2.2 billion, inclusive of an additional $650 million to $850 million generated from operations and a $250 million tax refund.”
          A conference call discussing Pulte Homes’ fourth quarter results will be held Thursday, January 31, 2008 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
          Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 51 markets and 26 states. During its 57-year history, the company has delivered over 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Study.sm Under its Del Webb

brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$2,859,768	$4,328,665	$9,121,730	$14,075,248
Financial Services	35,083	59,663	134,769	194,596
Other non-operating	3,766	578	6,595	4,564

Total Revenues	$2,898,617	$4,388,906	$9,263,094	$14,274,408

Pretax income (loss):
Homebuilding	$(459,236)	$(34,094)	$(2,509,492)	$1,010,368
Financial Services	10,321	29,683	42,980	115,460
Other non-operating	(4,918)	(13,644)	(30,391)	(43,100)

Income (loss) from continuing operations before income taxes	(453,833)	(18,055)	(2,496,903)	1,082,728
Income taxes (benefit)	439,490	(9,754)	(222,486)	393,082

Income (loss) from continuing operations	(893,323)	(8,301)	(2,274,417)	689,646
Income (loss) from discontinued operations	18,662	(111)	18,662	(2,175)

Net income (loss)	$(874,661)	$(8,412)	$(2,255,755)	$687,471

EARNINGS (LOSS) PER SHARE — ASSUMING DILUTION:

Income (loss) from continuing operations	$(3.54)	$(0.03)	$(9.02)	$2.67
Income (loss) from discontinued operations	0.07	—	0.07	(0.01)

Net income (loss)	$(3.46)	$(0.03)	$(8.94)	$2.66

Shares used in per share calculations	252,485	251,248	252,192	258,621

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	December 31, 2007	December 31,
	(Unaudited)	2006

ASSETS
Cash and equivalents	$1,060,311	$551,292
Unfunded settlements	38,714	72,597
House and land inventory	7,027,511	9,374,335
Land held for sale	252,563	465,823
Land, not owned, under option agreements	20,838	43,609
Residential mortgage loans available-for-sale	447,089	871,350
Investments in unconsolidated entities	105,479	150,685
Goodwill	5,654	375,677
Intangible assets, net	110,704	118,954
Other assets	1,050,934	982,034
Deferred income tax assets	105,906	170,518

	$10,225,703	$13,176,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,859,911	$2,180,592
Collateralized short-term debt, recourse solely to applicable subsidiary assets	440,611	814,707
Income taxes	126,758	66,267
Senior notes	3,478,230	3,537,947

Total Liabilities	5,905,510	6,599,513

Shareholders’ Equity	4,320,193	6,577,361

	$10,225,703	$13,176,874

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
HOMEBUILDING:
Home sales (settlements)	$2,782,640	$4,283,094	$8,881,509	$13,975,387
Land sales	77,128	45,571	240,221	99,861

Homebuilding Revenue	2,859,768	4,328,665	9,121,730	14,075,248

Home cost of sales	(2,779,490)	(3,810,916)	(9,329,354)	(11,544,905)
Land cost of sales	(133,156)	(66,215)	(418,177)	(138,528)
Selling, general & administrative expense	(247,342)	(306,651)	(1,060,818)	(1,136,027)
Other income (expense), net	(159,016)	(178,977)	(822,873)	(245,420)

Pretax income (loss)	$(459,236)	$(34,094)	$(2,509,492)	$1,010,368

FINANCIAL SERVICES:
Pretax income	$10,321	$29,683	$42,980	$115,460

OTHER NON-OPERATING:
Pretax loss:
Net interest income (expense)	$2,597	$(1,852)	$2,731	$(531)
Other expense, net	(7,515)	(11,792)	(33,122)	(42,569)

Total Other Non-operating	$(4,918)	$(13,644)	$(30,391)	$(43,100)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Homebuilding Settlement
Revenues	$2,782,640	$4,283,094	$8,881,509	$13,975,387

Unit settlements:
Northeast	940	1,054	2,573	3,489
Southeast	1,192	1,476	3,990	4,504
Florida	1,063	1,984	4,007	7,374
Midwest	1,351	1,590	3,888	5,548
Central	628	1,270	2,623	4,815
Southwest	2,458	3,561	7,318	10,548
California	1,082	1,631	3,141	5,209

	8,714	12,566	27,540	41,487

Average selling price	$319	$341	$322	$337

Unit net new orders:
Northeast	447	623	2,447	2,813
Southeast	656	715	3,563	4,632
Florida	685	769	4,047	4,501
Midwest	530	905	3,319	5,201
Central	495	739	2,371	4,323
Southwest	1,302	1,755	6,609	8,365
California	447	940	2,819	4,090

	4,562	6,446	25,175	33,925

Net new orders — dollars*	$1,206,000	$2,053,000	$7,812,000	$11,253,000

Unit backlog:
Northeast			791	917
Southeast			1,281	1,708
Florida			1,252	1,212
Midwest			828	1,397
Central			870	1,122
Southwest			2,010	2,719
California			858	1,180

			7,890	10,255

Dollars in backlog			$2,510,000	$3,580,000

*	Net new order dollars represent a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
MORTGAGE ORIGINATIONS:
Origination volume	6,685	12,628	23,404	40,269

Origination principal	$1,592,600	$2,762,100	$5,336,400	$8,683,500

Capture rate percentage	90.7%	93.3%	92.1%	91.4%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest expense:
Homebuilding (included in home cost of sales)	$72,413	$93,403	$314,998	$255,688
Financial Services	4,019	6,923	16,483	23,721
Other non-operating	1,169	2,430	3,864	5,095

Total interest expense	$77,601	$102,756	$335,345	$284,504

Depreciation & amortization	$19,743	$25,166	$83,852	$83,675